Exhibit 99.1

TranS1 Inc. Reports Operating Results for the Fourth Quarter of 2012,

Issues First Quarter 2013 Guidance

- Fourth quarter revenues were $4.1 million -

- Net loss per share was $0.44 for the quarter –

- Excluding special items, net loss per share was $0.20 for the quarter* -

RALEIGH, NC -- (GLOBE NEWSWIRE)— March 4, 2013—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lumbar region, today announced its financial results for the fourth quarter ended December 31, 2012.

Comparison of Selected Financial Results (in millions, except per share data)
	Three Months Ended December 31,
	2012	2011
As reported:
Total revenue	$4.1	$4.0
Net loss	(12.0)	(4.9)
Net loss per common share	(0.44)	(0.18)
Excluding special items*:
Net loss	(5.3)	(4.7)
Net loss per common share	(0.20)	(0.17)

* See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below.

Revenues were $4.1 million in the fourth quarter of 2012, representing a 3.5% increase from revenues of $4.0 million in the fourth quarter of 2011. Domestic revenues were $3.0 million in the fourth quarter of 2012, compared to $3.7 million in the fourth quarter of 2011 and international revenues were $1.1 million in the fourth quarter of 2012, compared to $0.3 million in the fourth quarter of 2011. The increase in international revenues was due to the initial stocking order for our new distributor in China. Gross margin was 62.2% in the fourth quarter of 2012 as compared to 73.9% in the fourth quarter of 2011. The decrease in gross margin was due primarily to a higher percentage of international sales which carry a lower gross margin than domestic sales, inventory charges related to excess inventories, and increased depreciation expense on reusable kits.

Net loss was $12.0 million in the fourth quarter of 2012, compared to a net loss of $4.9 million in the fourth quarter of 2011. Net loss per common share was $0.44 in the fourth quarter of 2012 compared to a net loss per share of $0.18 in the fourth quarter of 2011.

Excluding special items, net loss in the fourth quarter of 2012 was $5.3 million, or $0.20 per common share, compared to net loss excluding special items of $4.7 million, or $0.17 per common share in the fourth quarter of 2011. Special items in the fourth quarter of 2012 consisted of expenses of $6.6 million, including $0.6 million of legal fees, related to our tentative agreement in principle with the U.S. Department of Justice to settle its federal investigation related to the subpoena issued in October 2011. Special items in the fourth quarter of 2011 consisted of expenses of $0.2 million for legal fees related to the U.S. Department of Justice investigation.

Cash and cash-equivalents were $21.5 million as of December 31, 2012.

“In the fourth quarter we made significant progress on our key operational goals, including further reimbursement progress, expanding clinical publications and driving adoption of the VEO direct lateral system. In addition, we re-launched AxiaLIF in November at a large per-to-peer training event in anticipation of the activation of our Category I code on January 1,” said Ken Reali, President and Chief Executive Officer of TranS1. "We believe that the stabilization of our domestic business and the initial stocking order in China have created positive momentum for TranS1 as we enter 2013."

TranS1 Outlook

For the first quarter ending March 31, 2013, the Company expects total revenues in the range of $3.0 - $3.4 million.

Conference Call

TranS1 will host a conference call today at 8:30 am Eastern time to discuss its fourth quarter financial results. This conference call replaces the call originally scheduled for today at 4:30PM. The conference call numbers did not change. To listen to the conference call on your telephone, please dial (877) 881-2183 for domestic callers and (970) 315-0453 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the archived recording, as well as the Company’s presentation used during the conference call, use the following link at http://ir.trans1.com/events.cfm.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance, including net loss and net loss per common share, which are adjusted from results based on GAAP. Although “as adjusted” financial measures are non-GAAP financial measures, the Company believes that the presentation of “as adjusted” financial measures calculated to exclude “special items” are useful adjuncts to the GAAP “as reported” financial measures. “Special items” consist of charges related to a tentative settlement with the U.S. Department of Justice, including related legal fees, and legal fees related to a stockholder class action lawsuit. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe that providing a non-GAAP measure that adjusts for significant non-recurring expenses allows comparison of our core operations from period to period. These non-GAAP measures may be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the most directly comparable GAAP measure.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lumbar region. TranS1 currently markets the AxiaLIF® family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system and the VectreTM posterior fixation system for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Raleigh, North Carolina. For more information, visit www.trans1.com.

Forward Looking Statements

This press release includes statements that are based on our current beliefs and assumptions. These statements constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TranS1’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1's expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 919-825-0868

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners
Mark Klausner, 443-213-0501
trans1@westwicke.com

Source: TranS1 Inc.

TranS1 Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Revenue	$4,129	$3,990	$14,570	$19,153
Cost of revenue	1,562	1,042	4,309	4,555
Gross profit	2,567	2,948	10,261	14,598
Operating expenses:
Research and development	1,520	1,350	5,457	5,191
Sales and marketing	4,925	4,906	20,049	21,561
General and administrative	1,510	1,368	6,172	5,890
Charges related to U.S. Government settlement	6,583	235	8,324	235
Total operating expenses	14,538	7,859	40,002	32,877
Operating loss	(11,971)	(4,911)	(29,741)	(18,279)
Other income (expense), net	(1)	(1)	(147)	6
Net loss	$(11,972)	$(4,912)	$(29,888)	$(18,273)
Other comprehensive loss:
Foreign currency translation adjustments	-	40	1	42
Comprehensive loss	$(11,972)	$(4,872)	$(29,887)	$(18,231)

Net loss per common share - basic and diluted	$(0.44)	$(0.18)	$(1.10)	$(0.81)

Weighted average common shares outstanding - basic and diluted	27,291	27,207	27,267	22,588

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2012	2011	2012	2011
GAAP net loss	$(11,972)	$(4,912)	$(29,888)	$(18,273)
Special items:
Charges related to U.S. Government settlement	6,583	235	8,324	235
Shareholder litigation related	68	-	399	-
Net loss excluding special items	$(5,321)	$(4,677)	$(21,165)	$(18,038)

GAAP net loss per share	$(0.44)	$(0.18)	$(1.10)	$(0.81)
Special items:
Charges related to U.S. Government settlement	0.24	0.01	0.31	0.01
Shareholder litigation related	-	-	0.01	-
Net loss excluding special items	$(0.20)	$(0.17)	$(0.78)	$(0.80)

Shares used in computing GAAP and non-GAAP loss per share	27,291	27,207	27,267	22,588

TranS1 Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$21,541	$38,724
Short-term investments	-	6,027
Accounts receivable, net	3,206	2,522
Inventory	5,017	4,525
Prepaid expenses and other assets	330	680
Total current assets	30,094	52,478
Property and equipment, net	2,166	1,554
Total assets	$32,260	$54,032

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,603	$3,127
Accrued expenses related to U.S. Government settlement	6,792	180
Accrued expenses	1,648	1,199
Total current liabilities	11,043	4,506
Noncurrent liabilities	78	26

Stockholders' equity
Common stock	3	3
Additional paid-in capital	159,929	158,403
Accumulated other comprehensive income (loss)	14	13
Accumulated deficit	(138,807)	(108,919)
Total stockholders' equity	21,139	49,500
Total liabilities and stockholders' equity	$32,260	$54,032

TranS1 Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net loss	$(11,972)	$(4,912)	$(29,888)	$(18,273)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	346	189	1,141	662
Stock-based compensation	304	304	1,366	1,558
Allowance for excess and obsolete inventory	428	9	524	521
Provision (reversal of provision) for bad debts	12	(56)	(15)	31
Loss on disposal of fixed assets	-	5	261	54
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,142)	945	(669)	1,101
(Increase) decrease in inventory	(281)	(301)	(1,015)	(1,168)
(Increase) decrease in prepaid expenses	56	(431)	350	(291)
Increase (decrease) in accounts payable	610	1,230	(524)	913
Increase in accrued expenses related to U.S. Government settlement	6,160	180	6,612	180
Increase (decrease) in accrued expenses	(84)	(150)	500	(852)
Net cash used in operating activities	(5,563)	(2,988)	(21,357)	(15,564)
Cash flows from investing activities:
Purchases of property and equipment	(222)	(272)	(2,014)	(708)
Purchases of investments	-	-	-	(16,102)
Sales and maturities of investments	-	12,054	6,027	28,150
Net cash provided by (used in) investing activities	(222)	11,782	4,013	11,340
Cash flows from financing activities:
Net proceeds from issuance of common stock	-	(24)	-	18,334
Proceeds from exercise of stock options	93	7	160	111
Net cash provided by financing activities	93	(17)	160	18,445
Effect of exchange rate changes on cash and cash equivalents	-	40	1	42
Net increase (decrease) in cash and cash equivalents	(5,692)	8,817	(17,183)	14,263
Cash and cash equivalents, beginning of period	27,233	29,907	38,724	24,461
Cash and cash equivalents, end of period	$21,541	$38,724	$21,541	$38,724